As filed with the Securities and Exchange Commission on February 10 , 2012	File No. 333-159958; 333-165831

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4
TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia	58-1807304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
(706) 781-2265
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Jimmy C. Tallent 125 Highway 515 East Blairsville, Georgia 30512 (706) 781-2265 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James W. Stevens Kilpatrick Townsend & Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒

Non-accelerated Filer ☐	Smaller Reporting Company ☐

(Do not check if smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No.  4 (the “Amendment”) relates to the registrant’s Registration Statement on Form S-1 (File No. 333-159958; 333-165831) (the “Registration Statement”), which includes the prospectus that forms a part of such Registration Statement (the “Prospectus”), which has been supplemented from time to time by one or more supplements to the Prospectus (each, a “Prospectus Supplement”).  This Amendment is being filed to update the information incorporated herein by reference and to incorporate into the Prospectus changes made in Post-Effective Amendment No. 3 to the Registration Statement.

No additional filing fees are required for purposes of this Amendment as all filing fees in connection with the registration of the securities hereunder were previously paid at the time of all filings related to the Registration Statement.

PROSPECTUS

65,000 SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK

WARRANT TO PURCHASE $65 MILLION
OF COMMON STOCK EQUIVALENT JUNIOR PREFERRED STOCK

This prospectus relates to the offer and sale of up to 65,000 shares of our Series C Convertible Preferred Stock, $1.00 par value per share (the “Series C Preferred Stock”) and a warrant (the “Warrant”) to purchase shares of our Common Stock Equivalent Junior Preferred Stock, $1.00 par value per share (the “Junior Preferred Stock”), in an aggregate amount of up to $65 million.  The Series C Preferred Stock is convertible into our Common Stock, $1.00 par value per share (the “Common Stock”), and our Junior Preferred Stock.  The Series C Preferred Stock and the Warrant will originally be issued by us pursuant to the Securities Purchase Agreement, dated as of April 1, 2010, between us and Fletcher International, Ltd. (“Fletcher”), a copy of which was filed as Exhibit 1.2 to the Form 8-K filed by us on April 1, 2010, as amended by the Amendment to Securities Purchase Agreement, dated as of June 11, 2010, a copy of which was filed as Exhibit 1.1 to the Form 8-K filed by us on June 14, 2010.  In this prospectus, we refer to the shares of Series C Preferred Stock and the Warrant as the “Securities”.

We will issue the Series C Preferred Stock at a purchase price of $1,000 per share, for an aggregate offering price of $65 million.  The Warrant is being granted for no additional consideration.

None of the Series C Preferred Stock, the Warrant or the Junior Preferred Stock is listed on an exchange, and we do not intend to list any such securities on any exchange.  Our Common Stock is listed on the Nasdaq Global Select Market under the symbol “UCBI”.  On February 9 , 2012, the last reported sale price of our Common Stock on the Nasdaq Global Select Market was $ 9.08 per share.  You are urged to obtain current market quotations of the Common Stock.

Investing in our Securities involves a high degree of risk.  See the section entitled “Risk Factors” beginning on page 3 and the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K/A and Quarterly Reports on Form 10-Q/A filed with the Securities and Exchange Commission, which are incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the Securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.  An investment in Securities of United Community Banks, Inc. is not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this prospectus is  February 10 , 2012

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with information that is different from such information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are offering to sell Securities only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date on its cover page regardless of the time of delivery of this prospectus or any sale of the Securities.  In case there are differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

We are issuing the Securities only in jurisdictions where such issuances are permitted.  The distribution of this prospectus and the issuance of the Securities in certain jurisdictions may be restricted by law.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Securities and the distribution of this prospectus outside the Untied States.  This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision.  To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 3.  You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, “United” or “the Company” refer to United Community Banks, Inc. and its subsidiaries on a consolidated basis.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decisions. This prospectus provides you with a general description of United, the Securities issuable under this prospectus and the offering.

Business

We are the third largest bank holding company headquartered in Georgia, with total consolidated assets of $6.89 billion, total loans of $4.11 billion, total deposits of $6.01 billion and shareholders’ equity of $583 million as of September 30, 2011.  We conduct substantially all of our operations through our wholly-owned Georgia bank subsidiary, United Community Bank (the “Bank”), which operates with decentralized management that is currently organized as 27 separate “community banks” at 106 locations in north Georgia, the Atlanta metropolitan statistical area (or MSA), the Gainesville, Georgia MSA, coastal Georgia, western North Carolina and eastern Tennessee.  While we enjoy the efficiencies of a single bank charter, each of our “community banks” is led by a local president and management team who collectively have significant experience in and ties to their respective communities.  Our community banks offer a full range of retail and corporate banking services, including checking, savings and time deposit accounts, secured and unsecured lending, wire transfers, brokerage services and other financial services.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K/A for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q/A for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011.  For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

Recent Developments

On February 10, 2012, United filed an amended Annual Report on Form 10-K/A for the year ended December 31, 2010, which was originally filed with the SEC on March 16, 2011.  Concurrently with such filing, United also filed amended Quarterly Reports on Form 10-Q/A for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, which were originally filed with the SEC on May 4, 2011, August 9, 2011 and November 8, 2011, respectively.  The amended Annual Report on Form 10-K/A and amended Quarterly Reports on Form 10-Q/A are referred to herein collectively as the “Restatements”.

This Restatements were filed to reflect United’s establishment of a full deferred tax asset valuation allowance as of December 31, 2010 and the effects thereof on certain related disclosures contained in the original filings, including (i) United’s previously reported income tax expense, other comprehensive income in shareholders’ equity and net income and loss, tangible book value, tangible equity and tangible common equity to asset ratios, and regulatory capital ratios, (ii) United’s disclosure in its Annual Report on Form 10-K/A with respect to Item 1A—Risk Factors, “Management’s Report on Internal Control Over Financial Reporting” included in Item 8—Financial Statements and Supplementary Data, and Item 9A—Controls and Procedures, and (iii) United’s disclosure in its Quarterly Reports on Form 10-Q/A with respect to Item 4—Controls and Procedures.

On June 17, 2011, United filed Articles of Amendment to its Restated Articles of Incorporation, as amended (the “Articles”), to effect a 1-for-5 reverse stock split of its Common Stock and Non-Voting Common Stock, par value $1.00 per share (the “Non-Voting Common Stock”).  Pursuant to the amendment, each 5 shares of United’s Common Stock was reclassified into 1 share of Common Stock, and each 5 shares of United’s Non-Voting Common Stock was reclassified into 1 share of Non-Voting Common Stock.  The 1-for-5 reclassification is referred to herein as the “Reclassification”.  All share amounts and per share information presented herein have been adjusted to reflect the Reclassification as if it had occurred prior to the earlier period shown.

We were incorporated in 1987 as a Georgia corporation. Our principal executive offices are located at 125 Highway 515 East, Blairsville, Georgia 30512, and our telephone number is (706) 781-2265.  Our website is http://www.ucbi.com.  Information on our website is not incorporated into this prospectus by reference and is not a part hereof.

About the Offering

On April 1, 2010, United Community Banks, Inc.’s wholly-owned subsidiary, United Community Bank, or the Bank, entered into an asset purchase and sale agreement (the “Asset Purchase Agreement”) with Fletcher International Inc. and certain affiliates thereof.  Pursuant to the Asset Purchase Agreement, an asset sale transaction was completed on April 30, 2010 with the Bank transferring nonperforming commercial and residential loans and foreclosed properties having a carrying value of $103 million in exchange for cash of $20.6 million and mortgage loans for $82.4 million (the “Asset Sale”).

Also on April 1, 2010, United Community Banks, Inc. and Fletcher entered into a securities purchase agreement (the “Securities Purchase Agreement”) pursuant to which Fletcher agreed to purchase from us, and we agreed to issue and sell to Fletcher, 65,000 shares of the Series C Preferred Stock, at a purchase price of $1,000 per share, for an aggregate purchase price of $65 million (which is sometimes referred to as the “commitment amount”).  Fletcher is required to purchase the Series C Preferred Stock by July 3 , 2012, subject to limited extensions upon certain events specified in the Securities Purchase Agreement.  The Series C Preferred Stock will bear interest at an annual rate equal to the lesser of 8% or LIBOR + 4%.  If all conditions precedent to Fletcher’s obligations to purchase the Series C Preferred Stock have been satisfied and Fletcher has not purchased all of the Series C Preferred Stock by July 3, 2012, it must pay us 5% of the commitment amount not purchased by such date.

The Securities Purchase Agreement provides that we shall not effect any conversion or redemption of the Series C Preferred Stock, and Fletcher shall not have the right to convert or redeem any portion of the Series C Preferred Stock, into Common Stock to the extent such conversion or redemption would result in aggregate issuances to Fletcher of in excess of 9.75% (which may be reduced by Fletcher) of the number of shares of Common Stock that would be outstanding after giving effect to such conversion or redemption.  In the event that the Company cannot effect a conversion or redemption of the Series C Preferred Stock into Common Stock due to the limit described in the immediately preceding sentence, the conversion or redemption shall be effected into shares of Junior Preferred Stock (on a one one-hundredth of a shares of Junior Preferred Stock for each share of Common Stock that otherwise would have been issuable); provided, however, that in no event shall the Company effect any conversion or redemption of the Series C Preferred Stock or exercise of the Warrant to the extent such conversion, redemption or exercise would result in aggregate issuances to Fletcher of in excess of thirty-three and thirty-three one hundredths percent (33.33%) of our total equity, which means the value as reflected on the balance sheet of all shares of our common, preferred and other equity capital outstanding as of the date of determination.

The Series C Preferred Stock is convertible by Fletcher at any time into Common Stock, or Junior Preferred Stock, at $26.25 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock.  After May 26, 2015, on any date on which the average closing stock price for our Common Stock for the twenty-five business days ending on and including the third business day before such date exceeds $60.20, subject to adjustment (the “Conversion Price”), by one hundred percent (100%), we will have the option to convert all of the then outstanding Series C Preferred Stock into Common Stock or Junior Preferred Stock at $60.20 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock, subject to certain adjustments.  Each share of Junior Preferred Stock is convertible into one hundred shares of our Common Stock.

Concurrently with the payment of the $10 million deposit under the Asset Purchase Agreement by Fletcher, we granted the Warrant to Fletcher to purchase Junior Preferred Stock.  The Warrant amount was initially equal to $15 million and was increased to $30 million upon the completion of the Asset Sale.  An additional $35 million will be issued under the Warrant on a dollar for dollar basis by the aggregate dollar amount of the Series C Preferred Stock purchased under the Securities Purchase Agreement in excess of $30 million.  The $30 million Warrant price is equivalent to $21.25 per share of Common Stock.  The $35 million Warrant price is equivalent to $30.10 per share of Common Stock.  The Warrant may only be exercised by net share settlement (cashless exercise) and is exercisable for nine years from May 26, 2010, subject to limited extension upon certain events specified in the warrant agreement.

This prospectus relates to the potential issuance of the Series C Preferred Stock and the Warrant from time to time as described above.  None of the Series C Preferred Stock, the Warrant or the Junior Preferred Stock is listed on an exchange, and we do not intend to list any such securities on any exchange.  As of February 10 , 2012, no shares of Series C Preferred Stock were issued and outstanding.

RISK FACTORS

An investment in our Securities involves a significant degree of risk.  You should carefully consider the risks described below before you invest in our Securities.  These risks and uncertainties are not the only risks we face.  It is possible that risks and uncertainties not listed below may arise or become material in the future and affect our business.  You should read this section together with the other information presented in this prospectus.

Risks Associated with Our Business and Related to Regulatory Events

For the risks associated with our business and industry, as well as the risks related to legislative and regulatory events, see the section entitled “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2010,  as updated by our Quarterly Reports on Form 10-Q/A for the periods ended June 30, 2011 and September 30, 2011, each of which is incorporated in this prospectus by reference.

Risks Related to the Ownership of the Securities

It is unlikely that an active trading market for the Series C Preferred Stock or Warrant will develop.

The Series C Preferred Stock and Warrant will not be liquid investments because no public trading market currently exists for such Securities and it is unlikely that a market will develop.  Potential purchasers of the Series C Preferred Stock or Warrant should consider carefully the limited liquidity of such investment before purchasing any shares of Series C Preferred Stock or the Warrant.  We are not obligated, and do not intend, to apply for the listing of the Series C Preferred Stock or Warrant on any securities exchange.  Even if a trading market for the Series C Preferred Stock or Warrant were to develop, it may not continue, and a purchaser of such Securities may not be able to sell such Securities at or above the price at which they were purchased.

We rely on dividends we receive from our subsidiary and are subject to restrictions on our ability to declare or pay dividends.

As a bank holding company, our ability to pay dividends depends primarily on the receipt of dividends from our wholly-owned bank subsidiary.  Dividend payments from the bank are subject to legal and regulatory limitations, generally based on retained earnings, imposed by bank regulatory agencies.  The ability of the bank to pay dividends is also subject to financial condition, regulatory capital requirements, capital expenditures and other cash flow requirements.  As of September 30, 2011, pursuant to these restrictions, the bank did not have the ability to pay dividends to us without prior regulatory approval.

Future dividend payments are restricted by the terms of Treasury’s equity investment in us and an informal memorandum of understanding.

Beginning during the third quarter of 2008, we began to pay stock dividends in lieu of cash dividends to preserve capital and strengthen our tangible common equity levels.  Under the terms of the Capital Purchase Program (the “CPP”) of the United States Department of the Treasury (“Treasury”), until the earlier of December 5, 2011 or the date on which the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) we sold to Treasury under the CPP has been redeemed in whole or Treasury has transferred all of the Series B Preferred Stock to third parties, we are prohibited from increasing dividends on our Common Stock from the last quarterly cash dividend per share ($.45) declared on our Common Stock prior to December 5, 2008, as adjusted for subsequent stock dividends and other similar actions, and from making certain repurchases of equity securities, including the Series C Preferred Stock, Junior Preferred Stock or our Common Stock, without Treasury’s consent.

Furthermore, as long as the Series B Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including the Series C Preferred Stock, Junior Preferred Stock or our Common Stock,  are prohibited until all accrued and unpaid dividends are paid on such Series B Preferred Stock, subject to certain limited exceptions.  See “Item 1. Business—Payment of Dividends” in United’s Annual Report on Form 10-K/A for the year ended December 31, 2010, which is incorporated herein by reference.

In addition, pursuant to an informal memorandum of understanding we entered into with Federal Reserve Bank of Atlanta (the “Federal Reserve”) and the Georgia Department of Banking and Finance, we may not incur additional indebtedness, pay cash dividends, make payments on our trust preferred securities or subordinated indebtedness or repurchase outstanding capital stock, including the Series C Preferred Stock, Junior Preferred Stock or our Common Stock, without prior approval of the Federal Reserve.

The current dividend rates on our outstanding preferred stock are as follows:  (i) 6% with respect to our Series A Non-Cumulative Preferred Stock (the “Series A Preferred Stock”); (ii) 5% with respect to our Series B Preferred Stock; and (iii) 9.96% with respect to our Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”).  The annual dividend accrual for our outstanding preferred stock is $13,020 on our Series A Preferred Stock, $9,000,000 on our Series B Preferred Stock and $1,654,655 on our Series D Preferred Stock.  Other than the shares of our Series C Preferred Stock that may be purchased by Fletcher, we do not have any arrangement, agreement or understanding regarding the future issuance of additional preferred stock.  Currently, no shares of the Series C Preferred Stock are outstanding.

An investment in the Securities is not an insured deposit.

The Securities are not bank deposits and, therefore, are not insured against loss by the Federal Deposit Insurance Corporation (“FDIC”) or any other public or private entity.  Investment in the Securities is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the capital stock in any company.  As a result, if you acquire the Securities, you may lose some or all of your investment.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about United and its subsidiaries.  These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates” or the negative thereof or comparable terminology.  Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of United and its subsidiaries.  We caution our shareholders and other readers not to place undue reliance on such statements.

Our businesses and operations are and will be subject to a variety of risks, uncertainties and other factors.  Consequently, actual results and experience may materially differ from those contained in any forward-looking statements.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in this prospectus and in our Annual Report on Form 10-K/A for the year ended December 31, 2010 and our Quarterly Reports on Form 10-Q/A for the periods ended June 30, 2011 and September 30, 2011:

●	our ability to maintain profitability;

●	our ability to fully realize our deferred tax asset balances, including net operating loss carry-forwards;

●	the condition of the banking system and financial markets;

●	the results of our most recent internal stress test may not accurately predict the impact on our financial condition if the economy was to continue to deteriorate;

●	our ability to raise capital as may be necessary;

●	our ability to maintain liquidity or access other sources of funding;

●	changes in the cost and availability of funding;

●	the success of the local economies in which we operate;

●	our concentrations of residential and commercial construction and development loans and commercial real estate loans are subject to unique risks that could adversely affect our earnings;

●	changes in prevailing interest rates may negatively affect our net income and the value of our assets;

●	the accounting and reporting policies of United;

●	if our allowance for loan losses is not sufficient to cover actual loan losses;

●	we may be subject to losses due to fraudulent and negligent conduct of our loan customers, third party service providers or employees;

●	competition from financial institutions and other financial service providers;

●	Treasury may change the terms of our Series B Preferred Stock;

●	risks with respect to future expansion and acquisitions;

●	conditions in the stock market, the public debt market and other capital markets deteriorate;

●	the impact of the Dodd-Frank Act and related regulations and other changes in financial services laws and regulations;

●	the failure of other financial institutions;

●	a special assessment that may be imposed by the FDIC on all FDIC-insured institutions in the future, similar to the assessment in 2009 that decreased our earnings; and

●
regulatory or judicial proceedings, board resolutions, informal memorandums of understanding or formal enforcement actions imposed by regulators that occur, or any such proceedings or enforcement actions that is more severe than we anticipate.

All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus.  Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges and our ratio of earnings to fixed charges excluding interest on deposits for the periods indicated:

	Nine Months Ended September 30,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006
Including interest on deposits	2.74x	(2.84)x	(.90)x	.55x	1.32x	1.51x

Excluding interest on deposits	8.24x	(11.82)x	(8.53)x	(2.19)x	2.85x	3.66x

(1)
Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest with rental expense, pre-tax earnings required to pay dividends on outstanding preferred stock and pre-tax accretion.

(2)
The amount of pre-tax earnings required to achieve one-to-one coverage for the nine months ended September 30, 2011 was $250.5 million and for the year ended December 31, 2010 was $448.2 million, excluding interest on deposits.

USE OF PROCEEDS

The gross proceeds from the sale of our Series C Preferred Stock will be $65 million, assuming all offered shares are purchased.  We will not obtain proceeds from the exercise of the Warrant because it is solely exercisable via cashless exercise.

We intend to use the net proceeds from this offering to provide capital to support our subsidiary bank and for general corporate purposes which may include, without limitation, making investments at the holding company level, supporting asset and deposit growth, and engaging in acquisitions or other business combinations.  We do not have any specific plans for acquisitions or other business combinations at this time.  Our management will retain broad discretion in the allocation of the net proceeds from this offering.

PLAN OF DISTRIBUTION

We are issuing the Series C Preferred Stock and the Warrant described in this prospectus supplement directly to Fletcher or its assignee pursuant to the Securities Purchase Agreement.  Neither we nor Fletcher have entered into any agreement with a bank or trust company to serve as warrant agent.  Rather, we are acting solely on our behalf with respect to the issuance of the Warrant.  The offering price of the Series C Preferred Stock and the conversion value of the Warrant were determined through our negotiations with Fletcher.

DESCRIPTION OF SERIES C PREFERRED STOCK AND JUNIOR PREFERRED STOCK

The following is a brief description of the terms of the Series C Preferred Stock and Junior Preferred Stock.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to our Articles; the Certificate of Designation of the Junior Preferred Stock, a form of which was filed as Exhibit 4.1 to our Form 8-K filed on April 1, 2010; the Certificate of Rights and Preferences of the Series C Preferred Stock, a form of which was filed as Exhibit 4.2 to our Form 8-K filed on April 1, 2010; and the Securities Purchase Agreement, a copy of which was filed as Exhibit 1.2 to our Form 8-K filed on April 1, 2010, as amended by the Amendment to Securities Purchase Agreement, dated as of June 11, 2010, a copy of which was filed as Exhibit 1.1 to our Form 8-K filed on June 14, 2010.

General

Under our Articles, we have the authority to issue up to 10,000,000 shares of preferred stock, $1.00 par value per share, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as our Board of Directors may determine, subject to limitations set forth in our Articles.  The preferred stock may be issued for any lawful corporate purpose without further action by our shareholders.  The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of our other shareholders.  In addition, shares of preferred stock could be issued with rights, privileges and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

Of such authorized number of shares of preferred stock, (i) 1,000,000 shares of Junior Preferred Stock are authorized, with no shares issued and outstanding; (ii) 287,411 shares of Series A are authorized, with 21,700 shares issued and outstanding; (iii) 180,000 shares of Series B Preferred Stock are authorized, with 180,000 shares issued and outstanding; (iv) 65,000 shares of Series C Preferred Stock are authorized, with no shares issued and outstanding; (v) 25,000 shares of Series D are authorized, with 16,613 shares issued and outstanding; (vi) 1,000,000 shares of Junior Participating Preferred Stock, Series E are authorized, with no shares issued and outstanding; (vii) 195,872 shares of Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series F are authorized, with no shares issued and outstanding; and (viii) 151,185 shares of Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series G are authorized with no shares issued and outstanding.

Series C Preferred Stock

Conversion into Common Stock at the Election of United. On or after May 26, 2015, we may convert all, but not less than all, of the Series C Preferred Stock, on any date on which the average closing stock price for our Common Stock for the twenty-five business days ending on and including the third business day before such date exceeds the Conversion Price by one hundred percent (100%).  We will have the option, at that time, to convert all of the then outstanding Series C Preferred Stock into Common Stock or Junior Preferred Stock at $60.20 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock, subject to certain adjustments.  The closing of such redemption will take place no sooner than the twentieth business day following the delivery of notice by United of its intent to redeem the Series C Preferred Stock.

Redemption into Common Stock at the Election of the Holder. A holder may require us to redeem any or all of the Series C Preferred Stock held by the holder for Common Stock or Junior Preferred Stock at $26.25 per share of Common Stock or one-hundredth of a share of Junior Preferred Stock, subject to certain adjustments, on one or more occasions by delivering to United the appropriate optional redemption notice.

Dividends Payable on Shares of Series C Preferred Stock. Holders of shares of Series C Preferred Stock are entitled to receive if and when declared by our Board of Directors or a duly authorized committee of the Board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of $1,000 per share of Series C Preferred Stock multiplied by the lesser of (a) eight percent (8%) per annum and (b) the sum of the three-month LIBOR determined as of the first day of the Dividend Period (as defined below) (or if the first day of the Dividend Period is not a business day, then the first business day after the first day of the Dividend Period) plus four percent (4%) per annum.

Dividends are payable quarterly in arrears on each April 15, July 15, October 15 and January 15, each a “Dividend Payment Date”, starting with April 15, 2010.  Each quarterly period between consecutive Dividend Payment Dates is a “Dividend Period”.  If any Dividend Payment Date is not a business day, then the next business day will be the applicable Dividend Payment Date, and no additional dividends will accrue as a result of the applicable postponement of the Dividend Payment Date.  Dividends payable during any Dividend Period are computed on the basis of a 365-day year.  Dividends payable with respect to the Series C Preferred Stock are payable to holders of record of the Series C Preferred Stock on such record date as the Board of Directors determines, which shall not exceed 30 calendar days preceding the applicable Dividend Payment Date.

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series C Preferred Stock will rank:

●
senior to our Junior Preferred Stock, our Junior Participating Preferred Stock, Series E, our Common Stock and all other equity securities designated as ranking junior to the Series C Preferred Stock; and

●
equally with our Series A Preferred Stock, our Series B Preferred Stock, our Series D Preferred Stock, our Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series F, our Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock, Series G, and all other equity securities designated as ranking on a parity with the Series C Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of United.

No dividend shall be paid or declared on our Junior Preferred Stock, Common Stock or other junior stock or parity stock and we and our subsidiaries may not purchase, redeem or otherwise acquire for value or set aside any cash or property for the repurchase or redemption of any shares of our Junior Preferred Stock, Common Stock or other junior stock or parity stock unless in each such case we have paid in full all dividends declared on the Series C Preferred Stock and dividends on the Series C Preferred Stock for the subsequent four dividend periods have been designated and set aside in cash.

Transferability. The Series C Preferred Stock is not subject to any contractual transfer restrictions.

Cash Redemption. The Series C Preferred Stock may not be redeemed by United for cash.

Liquidation Rights. In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series C Preferred Stock will be entitled to receive a liquidation preference in an amount in cash per share, referred to as the total liquidation amount, equal to the greater of (i) the Stated Value per share to and including the date full payment is tendered with respect to such liquidation and (ii) the amount the holders would have received if they had converted all of the outstanding shares of the Series C Preferred Stock into Common Stock and/or Junior Preferred Stock or redeemed all of the outstanding shares of the Series C Preferred Stock into Common Stock and/or Junior Preferred Stock (whichever is greater), as of the business day immediately preceding the date of such liquidation.  The “Stated Value” is defined as $1,000 per share plus (1) any unpaid dividends for any prior dividend period, whether or not declared and whether or not earnings are available in respect of such dividends, and (2) the amount of any unpaid dividends or distributions declared on the Common Stock and Junior Preferred Stock in an amount equal to the product of (A) the pre-share dividend other than our ordinary cash dividends paid on Common Stock and Junior Preferred Stock multiplied by (B) the number of shares of Common Stock and/or the number of one-hundredths of a share of Junior Preferred Stock issuable upon redemption or conversion (whichever number of shares is greater) of a share of Series C Preferred Stock on the date such dividend is declared.  Holders of the Series C Preferred Stock will be entitled to receive the liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock, our Junior Preferred Stock, our Junior Participating Preferred Stock, Series E or any other shares ranking as to that distribution, junior to the Series C Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series C Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series C Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective liquidation amount due to those holders upon a liquidation.  If the liquidation amount per share of Series C Preferred Stock has been paid in full to all holders of Series C Preferred Stock and other shares of parity stock, the holders of our Common Stock, our Junior Preferred Stock, our Junior Participating Preferred Stock, Series E or any other shares ranking, as to such distribution, junior to the Series C Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, nor the consolidation, merger or share exchange by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights. Except as indicated below or otherwise required by law, the holders of the Series C Preferred Stock will not have any voting rights.  So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles, the vote or consent of the holders of at least a majority of the shares of the Series C Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting called for the purpose, shall be necessary to significantly and adversely affect any of the rights or preferences of the holders of the Series C Preferred Stock, including to:

●
reduce the dividend rate on the Series C Preferred Stock or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of Series C Preferred Stock as to the payment of dividends in relation to the holders of any other of our capital stock;

●
reduce the amount payable to holders of the Series C Preferred Stock upon a voluntary or involuntary liquidation, dissolution, or winding up by us, or changing the relative seniority of the liquidation preferences of the holders of the Series C Preferred Stock to the rights upon liquidation of the holders of any other of our capital stock;

●	make the Series C Preferred Stock redeemable at our option;

●
authorize, create, or issue any shares of securities senior to the Series C Preferred Stock (or amending provisions of any existing class of our capital stock to make such class of capital stock senior to the Series C Preferred Stock); or

●	decrease (other than by redemption or conversion) the total number of authorized shares of Series C Preferred Stock.

Other Rights.  The holders of the Series C Preferred Stock may make a contingent exercise and have certain other rights to ensure they maintain equivalent rights in connection with a change in control, as provided in the Certificate of Rights and Preferences of the Series C Preferred Stock.

Junior Preferred Stock

Conversion.  No shares of Junior Preferred Stock can be converted into Common Stock unless held by a holder other than Fletcher that acquires the Junior Preferred Stock in a Permitted Transfer (as defined below) (a “Convertible Holder”).  Any Convertible Holder may convert the Junior Preferred Stock into the number of shares of Junior Preferred Stock times the “Applicable Conversion Rate”, which is 100 shares of Common Stock for each share of Junior Preferred Stock, subject to adjustment in the event we (i) issue to holders of Common Stock as a class, shares of Common Stock or other securities as a dividend or distribution on the Common Stock or (ii) effect a share split or share combination of the Common Stock.

Dividends.  Holders of shares of Junior Preferred Stock are entitled to receive if, as and when declared by our Board of Directors or a duly authorized committee of the Board, out of assets legally available for payment, cash dividends per each one-hundredth of a share equal to the Applicable Conversion Rate for the Junior Preferred Stock times the amount of any dividend paid on the Common Stock.  To the extent that a dividend is declared on the Junior Preferred Stock and Common Stock and there are insufficient funds to pay such dividends, they will be allocated pro rata among holders of the Junior Preferred Stock and Common Stock.

Transferability.  The Junior Preferred Stock may only be transferred (i) to an affiliate of Fletcher or United, (ii) in a widespread public distribution, (iii) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of United, or (iv) to a transferee that would control more than 50% of the voting securities of United without any transfer from Fletcher (a “Permitted Transfer”).

Redemption.  The Junior Preferred Stock may not be redeemed by United without the unanimous consent of all holders of the Junior Preferred Stock.

Liquidation Rights.  In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Junior Preferred Stock will be entitled to receive, subject to the prior rights of any holders of senior securities, an amount per each one-hundredth of a share equal to the amount that paid on the number of shares of Common Stock that each such one-hundredth of share converts into at the Applicable Conversion Rate.  To the extent that a liquidation event occurs and there are insufficient funds to pay such amounts, they will be allocated pro rata among holders of the Junior Preferred Stock and Common Stock.  Holders of the Junior Preferred Stock will be entitled to receive the liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities.

For purposes of the liquidation rights, neither the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our assets, nor the consolidation, merger or share exchange by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights.  So long as any shares of Junior Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law, the vote or consent of the holders of a majority of the shares of the Junior Preferred Stock at the time outstanding, voting separately as a single class, shall be necessary for effecting or validating any amendment or alteration of our Articles, that would significantly and adversely affect the rights and preferences of the Junior Preferred Stock.  Except for the forgoing or as otherwise required by law, the holders of the Junior Preferred Stock will not have any voting rights.

DESCRIPTION OF WARRANT

The following is a brief description of the terms of the Warrant.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to the Warrant, a form of which was filed as Exhibit 1.3 to our Form 8-K filed on April 1, 2010, as amended by Amendment to Warrants to Purchase Shares of Common Stock of United Community Banks, Inc., dated as of June 11, 2010, a copy of which was filed as Exhibit 1.2 to our Form 8-K filed on June 14, 2010; and the Securities Purchase Agreement, a copy of which was filed as Exhibit 1.2 to our Form 8-K filed on April 1, 2010, as amended by the Amendment to Securities Purchase Agreement, dated as of June 11, 2010, a copy of which was filed as Exhibit 1.1 to our Form 8-K filed on June 14, 2010.

Shares of Junior Preferred Stock Subject to the Warrant

Concurrently with the payment of the $10 million deposit under the Asset Purchase Agreement by Fletcher, we granted the Warrant to Fletcher to purchase Junior Preferred Stock.  The Warrant amount was initially equal to $15 million and was increased to $30 million upon the completion of the Asset Sale.  An additional $35 million will be issued under the Warrant on a dollar for dollar basis by the aggregate dollar amount of the Series C Preferred Stock purchased under the Securities Purchase Agreement in excess of $30 million.  The $30 million Warrant price is equivalent to $21.25 per share of Common Stock.  The $35 million Warrant price is equivalent to $30.10 per share of Common Stock.

Exercise of the Warrant

The Warrant may only be exercised via cashless exercise.  Any cashless exercise will be effected by delivering a net number of shares of Junior Preferred Stock calculated pursuant to the Warrant. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “Adjustments to the Warrant”.

Exercise of the Warrant is subject to the satisfaction or waiver of conditions set forth in the Securities Purchase Agreement.  Upon exercise of the Warrant, certificates for the shares of Junior Preferred Stock issuable upon exercise will be issued to the holder of the Warrant.  We will at all times reserve the aggregate number of shares of our Junior Preferred Stock for which the Warrant may be exercised.  The exercise price applicable to the Warrant is subject to further adjustments described below under the heading “Adjustments to the Warrant”.

The Warrant is exercisable for nine years from May 26, 2010, subject to limited extension upon certain events specified in the warrant agreement.

Rights as a Shareholder

The holder of the Warrant will have none of the rights or privileges that the holders of our Junior Preferred Stock enjoy, including any voting rights, until (and then only to the extent) the Warrant has been exercised.  The holder of the Warrant will have the right to receive notice of a change in control of United and have certain other rights to ensure they maintain equivalent rights in connection with a change in control, all as provided in the Warrant.

Transferability

The Warrant and all rights under the Warrant are generally transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Stock Dividends, Reclassifications, etc.  The number of shares for which the  Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we subdivide, by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise, our Common Stock or Junior Preferred Stock.

Other Distributions.  If we declare any dividends or distributions other than our ordinary cash dividends on the Common Stock or the Junior Preferred Stock, upon a closing date under the Warrant, a dividend payment shall be made to the holder of the Warrant to reflect such dividend or distribution, as provided in the Warrant.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of the Series C Preferred Stock and the Warrant by an initial beneficial owner thereof.  We have based this summary upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, as amended (the “Treasury Regulations”), administrative rulings and pronouncements and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and are subject to change, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below.  We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

This summary assumes that a beneficial owner will hold shares of the Series C Preferred Stock or the Warrant as capital assets within the meaning of section 1221 of the Code.  This summary does not address the tax consequences arising under the laws of any state or local jurisdiction or Non-U.S. jurisdiction or any other U.S. federal tax consequences, such as estate and gift tax consequences. In addition, this summary does not address all tax considerations that might be applicable to your particular circumstances (such as the alternative minimum tax provisions of the Code), or to certain types of holders subject to special tax rules, including, without limitation, partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for federal income tax purposes, persons that hold shares of the Series C Preferred Stock or the Warrant as part of a “straddle”, a “hedge”, a “conversion transaction” or other arrangement involving more than one position, U.S. holders (as defined below) that have a functional currency other than the U.S. dollar and certain former citizens or permanent residents of the United States.

If a partnership holds shares of the Series C Preferred Stock or the Warrant, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding shares of the Series C Preferred Stock or the Warrant, you should consult your tax advisor.

If you are considering the purchase of shares of the Series C Preferred Stock or the Warrant, you should consult your own tax advisors concerning the U.S. federal income tax consequences to you in light of your particular facts and circumstances and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

As used in this discussion, a “U.S. Holder” is a beneficial owner of shares of the Series C Preferred Stock or the Warrant that is:

●	an individual who is a citizen or resident of the United States;

●
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●
a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of the Series C Preferred Stock or the Warrant that is neither a U.S. Holder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

Consequences to U.S. Holders

Distributions on Series C Preferred Stock.  Distributions made to U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be included in the income of a U.S. Holder as dividend income and will be subject to tax as ordinary income.  Dividends received by an individual U.S. Holder in taxable years beginning before January 1, 2013 that constitute “qualified dividend income” are generally subject to tax at a maximum rate of 15% applicable to net long-term capital gains, provided that certain holding period and other requirements are met.  Dividends received by a corporate U.S. Holder, except as described in the next subsection, generally will be eligible for the 70% dividends-received deduction.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the U.S. Holder’s adjusted tax basis in the shares, but rather will reduce the adjusted tax basis of such shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the U.S. Holder’s adjusted tax basis in the shares, such distributions will be included in income as capital gain. In addition, a corporate U.S. Holder will not be entitled to the dividends-received deduction on this portion of a distribution.

We will notify holders of our shares after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, qualified dividend income and non-dividend distributions, if any.

Limitations on Dividends-Received Deduction.  A corporate U.S. Holder may not be entitled to take the 70% dividends-received deduction in all circumstances.  Prospective corporate investors in our Series C Preferred Stock should consider the effect of:

●
Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. Holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock, which may include our Series C Preferred Stock;

●
Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally, for common stock, at least 46 days during the 90 day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

●
Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

Extraordinary Dividends.  A corporate U.S. Holder will be required to reduce its tax basis (but not below zero) in our Series C Preferred Stock by the non-taxed portion of any “extraordinary dividend” if the stock was not held for more than two years before the earliest of the date such dividend is declared, announced, or agreed.  Generally, the non-taxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction.  An extraordinary dividend generally would be a dividend that:

●
in the case of Series C Preferred Stock, equals or exceeds 5% of the corporate U.S. Holder’s adjusted tax basis in the Series C Preferred Stock, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

●	exceeds 20% of the corporate U.S. Holder’s adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

In determining whether a dividend paid on stock is an extraordinary dividend, a corporate U.S. Holder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury.  An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the corporation, regardless of the stockholder’s holding period and regardless of the size of the dividend.  Any part of the non-taxed portion of an extraordinary dividend that is not applied to reduce the corporate U.S. Holder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

Corporate U.S. Holders should consult with their own tax advisors with respect to the possible application of the extraordinary dividend provisions of the Code to the ownership or disposition of Series C Preferred Stock or the Warrant in their particular circumstances.

Sale, Exchange, or other Taxable Disposition.  Upon the sale, exchange, or other taxable disposition of our Series C Preferred Stock, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis in the shares.  The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received upon the sale, exchange, or other taxable disposition of the shares.  A U.S. Holder’s tax basis in a share generally will be equal to the cost of the share to such U.S. Holder, which may be adjusted for certain subsequent events (for example, if the U.S. Holder receives a non-dividend distribution, as described above).  Gain or loss realized on the sale, exchange, or other taxable disposition of our Series C Preferred Stock or the Warrant generally will be capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year.  Net long-term capital gain recognized by an individual U.S. Holder before January 1, 2013 generally is subject to tax at a maximum rate of 15%.  The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code.

Conversion or Redemption into Junior Preferred Stock.  The conversion or redemption of the Series C Preferred Stock into Junior Preferred Stock is not generally a taxable transaction.  U.S. Holders should consult with their own tax advisors regarding the U.S. federal income tax consequences and the tax consequences of any other taxing jurisdiction relating to the conversion or redemption of the Warrant into Junior Preferred Stock in light of their investment or tax circumstances.

Taxation of the Warrant.  A warrant is an option granted by an issuer of stock to acquire stock at a set price within a specified period.  Warrants are generally taxed in the same manner as options. If the exercise price of the warrant is set at an amount equal to or greater than the stock’s current trading value, then the receipt of such warrant is not currently taxable to the recipient.  When the rights under the warrant are exercised and stock is acquired, the holding period for such shares begins on a date that the rights are exercised and the new shares are acquired.  The basis in the shares received upon exercise includes the price paid, if any, for the warrant.  If the Warrant is sold or disposed of at a gain before exercise, then such gain will constitute capital gain.

U.S. Holders should consult with their own tax advisors regarding the U.S. federal income tax consequences and the tax consequences of any other taxing jurisdiction relating to the ownership and disposition of the Warrant in light of their investment or tax circumstances.

Information Reporting and Backup Withholding.  Generally, we must report to the IRS the amount of the payments of dividends on or the proceeds of the sale or other disposition of shares of our Series C Preferred Stock, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations. A similar report is sent to the recipient.

In general, backup withholding (currently at the rate of 28%, but scheduled to increase to 31% for payments made after December 31, 2012) will apply to payments received by a U.S. Holder with respect to shares of our Series C Preferred Stock unless the U.S. Holder is (i) a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number might be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Medicare Tax on Investment Income.  On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010.  This legislation requires certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and gain on sale in respect of securities like shares of our Series C Preferred Stock or the Warrants, subject to certain exceptions, for taxable years beginning after December 31, 2012.  Prospective purchasers of shares of our Series C Preferred Stock or the Warrants should consult their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of shares of our Series C Preferred Stock or the Warrants.

Consequences to Non-U.S. Holders

Distributions on Series C Preferred Stock and the Warrant.  Distributions made to Non-U.S. Holders out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and that is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, generally will be subject to U.S. federal income and withholding tax at a rate of 30% (or lower rate under an applicable treaty, if any).  Payments subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that a dividend paid on our shares is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States, as discussed below.

To claim benefits under an income tax treaty, a Non-U.S. Holder must certify to us or our agent, under penalties of perjury, that it is a non-United States person and provide its name and address (which certification may generally be made on an IRS Form W-8BEN, or a successor form), obtain and provide a taxpayer identification number, and certify as to its eligibility under the appropriate treaty’s limitations on benefits article.  In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals.  A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, or other Taxable Disposition.  A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any capital gain realized on the sale, exchange, or other taxable disposition of our Series C Preferred Stock or the Warrant provided that: (a) the gain is not effectively connected with the conduct of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition of the shares, (c) the Non-U.S. Holder is not subject to tax pursuant to certain provisions of U.S. federal income tax law applicable to certain expatriates, and (d) we are not nor have we been a “United States real property holding corporation” for U.S. federal income tax purposes.  An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale, exchange, or other disposition of our Series C Preferred Stock or the Warrant and if certain other conditions are met, will be subject to U.S. federal income tax at a rate of 30% on the gains realized on the sale, exchange, or other disposition of such shares.

We would not be treated as a “United States real property holding corporation” if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.  Even if we are treated as a “United States real property holding corporation,” a Non-U.S. Holder’s sale of our Series C Preferred Stock or the Warrant nonetheless generally will not be subject to U.S. federal income or withholding tax, provided that (a) our stock owned is of a class that is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (b) the selling Non-U.S. Holder held, actually or constructively, 5% or less of our outstanding stock of that class at all times during the five-year period ending on the date of disposition.

To the extent we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and a Non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the class of stock and the non-U.S. Holder was not eligible for any treaty exemption, any gain on the sale of our Series C Preferred Stock or the Warrant would be treated as effectively connected with a trade or business within the United States, the treatment of which is described below, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

We believe that we are not currently, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Income Effectively Connected with a Trade or Business within the United States.  If a Non-U.S. Holder of our Series C Preferred Stock or the Warrant is engaged in the conduct of a trade or business within the United States and if dividends on the shares, or gain realized on the sale, exchange, or other disposition of the shares, are effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are satisfied), generally will be subject to U.S. federal income tax on such dividends or gain on a net income basis in the same manner as if it were a U.S. Holder.  Non-U.S. Holders should read the material under the heading “—Consequences to U.S. Holders” above for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of our Series C Preferred Stock or the Warrant.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

Conversion or Redemption into Junior Preferred Stock.  The conversion or redemption of the Series C Preferred Stock into Junior Preferred Stock is not generally a taxable transaction.  Non-U.S. Holders should consult with their own tax advisors regarding the U.S. federal income tax consequences and the tax consequences of any other taxing jurisdiction relating to the conversion or redemption of the Warrant into Junior Preferred Stock in light of their investment or tax circumstances.

Taxation of the Warrant.  A warrant is an option granted by an issuer of stock to acquire stock at a set price within a specified period.  Warrants are generally taxed in the same manner as options. If the exercise price of the warrant is set at an amount equal to or greater than the stock’s current trading value, then the receipt of such warrant is not currently taxable to the recipient.  When the rights under the warrant are exercised and stock is acquired, the holding period for such shares begins on a date that the rights are exercised and the new shares are acquired.  The basis in the shares received upon exercise includes the price paid, if any, for the warrant.  If the Warrant is sold or disposed of at a gain before exercise, then such gain will constitute capital gain.

Non-U.S. Holders should consult with their own tax advisors regarding the U.S. federal income tax consequences and the tax consequences of any other taxing jurisdiction relating to the ownership and disposition of the Warrant in light of their investment or tax circumstances.

Information Reporting and Backup Withholding.  We will, when required, report to the IRS and to each Non-U.S. Holder the amount of any dividends paid to, and the tax withheld, if any, with respect to, such Non-U.S. Holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns might also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement. Backup withholding and information reporting will not apply to payments of dividends on shares of our Series C Preferred Stock by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder certifies as to its Non-U.S. Holder status under penalties of perjury. Sales or exchanges of shares of our Series C Preferred Stock by a Non-U.S. Holder might be subject to information reporting, and might be subject to backup withholding at the applicable rate, currently 28% (but scheduled to increase to 31% for payments made after December 31, 2012), unless the seller certifies its Non-U.S. status (and certain other conditions are met) or otherwise establishes an exemption.

Backup withholding is not an additional tax. A Non-U.S. Holder might obtain a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability of any amounts withheld under the backup withholding rules provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

Foreign Financial Institutions.  On March 18, 2010, President Obama signed into law the Hiring Incentives to Restore Employment Act (the “Act”). The Act imposes withholding taxes on certain types of payments made to “foreign financial institutions” (as specifically defined in the Act) and certain other non-United States entities (including financial intermediaries) after December 31, 2012. The Act imposes a 30% withholding tax on “withholdable payments” to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. For these purposes, a “withholdable payment” includes any United States source payments of interest (including original issue discount), dividends, rents, compensation and other fixed or determinable annual or periodical gains, profits and income. If the payee is a foreign financial institution, it must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective purchasers of shares of our Series C Preferred Stock or the Warrants should consult their tax advisors regarding this legislation and the potential implications of this legislation on their particular circumstances.

LEGAL MATTERS

Kilpatrick Townsend & Stockton LLP has previously provided an opinion as to the legality of the Securities, which was filed on March 31, 2010 with the SEC as Exhibit 5 to United’s registration statement on Form S-3, File No. 333-165831. As of the date of this prospectus, members of Kilpatrick Townsend & Stockton LLP participating in this matter own an aggregate of 8,800 shares of our Common Stock.

EXPERTS

           The audited consolidated financial statements of United and its subsidiaries as of December 31, 2010 and 2009, and for the three-year period ended December 31, 2010, included in our Annual Report on Form 10-K/A for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, incorporated by reference in this prospectus have been audited by Porter Keadle Moore, LLP, independent registered public accounting firm, as stated in their report dated March 16, 2011, except for Note 2, as to which the date is February 9 , 2012, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents.  The information incorporated by reference is an important part of this prospectus.  Other than information deemed “furnished” rather than “filed” under the Exchange Act, we incorporate by reference the following documents:

●	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010 filed on February 10, 2012 ;

●	our Quarterly Reports on Form 10-Q/A for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011 filed on February 10, 2012 ;

●
our Current Reports on Form 8-K filed on January 3, 2011, February 15, 2011, February 24, 2011, March 17, 2011, March 31, 2011, April 22, 2011, June 21, 2011, September 2, 2011, October 13, 2011 , January 6, 2012 , and January 26, 2012 ; and

●	our Proxy Statement related to the 2011 annual meeting of shareholders filed on April 25, 2011.

Documents incorporated by reference are available from United without charge.  You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Lois Rich, Investor Relations, United Community Banks, Inc., at 125 Highway 515 East, Blairsville, Georgia 30512, telephone number (706) 781-2265.

We maintain a website at http://www.ucbi.com where the incorporated documents listed above can be accessed.  Neither our website nor the information on our website is included or incorporated in, or is a part of, this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, which means that we are required to file reports, proxy statements, and other information, all of which are available to the public on the Internet site maintained by the SEC at http://www.sec.gov.  You may also read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

PROSPECTUS

65,000 SHARES OF SERIES C CONVERTIBLE PREFERRED STOCK

WARRANT TO PURCHASE $65 MILLION OF COMMON STOCK EQUIVALENT JUNIOR PREFERRED STOCK

February 10 , 2012

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.  All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$-
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Miscellaneous	2,500
Total	$17,500

Item 14.  Indemnification of Directors and Officers.

Our Articles provide that no director shall be personally liable to United or our shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

Our Bylaws require us to indemnify our directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, actually and reasonably incurred in connection with various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

In addition, our Bylaws require us to indemnify our directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in our favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein.  However, we will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to us, unless so ordered by the court in which the legal action or proceeding is brought.

A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the Board of Directors, (2) our legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders.  No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to limitations.

Item 15.  Recent Sales of Unregistered Securities.

The Private Placement

During the first quarter of 2011, United announced its plans to sell $380 million of Common Stock and convertible preferred stock in a private placement to a group of investors, referred to herein as the “Private Placement”.  The Private Placement closed on March 30, 2011, at which time United issued to the investors (i) 3,467,699 shares of the Company’s Common Stock for $9.50 per share, (ii) 195,872 shares of Series F Preferred Stock and (iii) 151,185 shares of Series G Preferred Stock.  Under the terms of the Private Placement and following receipt of required shareholder approvals, the Series F Preferred Stock was converted into 20,618,156 shares of Common Stock of United and the Series G Preferred Stock was converted into 15,914,209 shares of Non-Voting Common Stock of United.  For additional information on the Private Placement, see United’s Current Report on Form 8-K filed on March 31, 2011.

The shares of Common Stock, Series F Preferred Stock and Series G Preferred Stock issued on March 30, 2011 to the investors were offered and sold in reliance upon the exemption from registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act.  The investors who received shares made representations to us as to their accredited investor status and as to their investment intent and financial sophistication.

The Share Exchange

On February 22, 2011, United entered into the Share Exchange Agreement with the Master Fund and Value Partners.  Under the Share Exchange Agreement, (a) the Master Fund agreed to transfer to the Company 1,509,380 shares of United’s Common Stock in exchange for (i) 16,166.11 shares of the Company’s Series D Preferred Stock and (ii) warrants to purchase 1,509,380 shares of Common Stock and (b) Value Partners agreed to transfer to United 41,746 shares of Common Stock in exchange for (i) 446.89 shares of the Company’s Series D Preferred Stock and (ii) warrants to purchase 41,746 shares of Common Stock.  The closing of the share exchange occurred on February 22, 2011.  For additional information on the share exchange transaction, see United’s Current Report on Form 8-K filed on February 24, 2011.

The shares of Series D Preferred Stock and warrants to purchase shares of Common Stock issued on February 22, 2011 to the Master Fund and Value Partners were offered and sold pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.  The Master Fund and Value Partners made representations to us as to their accredited investor status and as to their investment intent and financial sophistication.  No public solicitation or advertisement was made or relied upon by the Master Fund or Value Partners in connection with the transaction.

Treasury Investment

On December 5, 2008, United participated in Treasury’s CPP by issuing 180,000 shares of Series B Preferred Stock and a warrant to purchase 426,540 shares (219,909 shares, as adjusted for subsequent stock dividends and a 50% reduction following United’s September 30, 2009 stock offering) of the Company’s Common Stock at a price of $63.30 per share ($61.40 per share, as adjusted for subsequent stock dividends) for an aggregate purchase price of $180 million.  The Series B Preferred Stock qualifies as Tier 1 capital under risk-based capital guidelines and will pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series B Preferred Stock may be redeemed at the stated amount of $1,000 per share plus any accrued and unpaid dividends without penalty and without the need to raise new capital, subject to Treasury’s consultation with the recipient’s appropriate regulatory agency.  The Series B Preferred Stock is non-voting except for class voting rights on matters that would adversely affect the rights of the holders of the Series B Preferred Stock.

The shares of the Series B Preferred Stock and warrant to purchase shares of Common Stock issued on December 5, 2008 to Treasury were offered and sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.  No public solicitation or advertisement was made or relied upon by Treasury in connection with the transaction.

Trust Preferred Securities Offering

On October 31, 2008, United formed United Community Statutory Trust II and United Community Statutory Trust III for the purpose of issuing Trust Preferred Securities in private placement offerings.  United Community Statutory Trust II issued $11,767,000 of 9% fixed rate Trust Preferred Securities and United Community Statutory Trust II issued $1.2 million of variable rate Trust Preferred Securities that pay interest at a rate of prime plus 3%.  The Trust Preferred Securities issued by both trusts mature on October 31, 2038 and are callable at par anytime after October 31, 2013.  The Trust Preferred Securities were issued with warrants that make them convertible into United’s Common Stock at the conversion price of $100.00 per share.  The warrants may be exercised anytime prior to October 31, 2013, on which date the unexercised warrants expire. The Trust Preferred Securities qualify as Tier 1 Capital under applicable Risk-Based Capital guidelines.

The Trust Preferred Securities and warrants to purchase shares of Common Stock issued on October 31, 2008 were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.  No public solicitation or advertisement was made or relied upon by the purchasers in connection with the transaction.

Item 16.  Exhibits and Financial Statement Schedules.

(a)  The following exhibits are filed on behalf of the registrant as part of this registration statement:

Exhibit No.	Description

3.1
Restated Articles of Incorporation of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2011, filed with the SEC on August 9, 2011).

3.2
Amended and Restated Bylaws of United Community Banks, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed with the SEC on May 4, 2011).

4.1
See Exhibits 3.1 and 3.2 for provisions of the Restated Articles of Incorporation of United Community Banks, Inc., as amended, and the Amended and Restated Bylaws, as amended, of United Community Banks, Inc., which define the rights of security holders.

4.2
Letter Agreement, dated December 5, 2008, by and between United Community Banks, Inc. and the United States Department of the Treasury (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on December 5, 2008).

4.3
Securities Purchase Agreement, dated as of April 1, 2010 (incorporated herein by reference to Exhibit 1.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on April 1, 2010), as amended by the Amendment to Securities Purchase Agreement, dated as of June 11, 2010 (incorporated herein by reference to Exhibit 1.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on June 14, 2010).

4.4
Form of Warrants to Purchase Shares of Common Stock of United Community Banks, Inc. (incorporated herein by reference to Exhibit 1.3 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on April 1, 2010), as amended by Amendment to Warrants to Purchase Shares of Common Stock of United Community Banks, Inc., dated as of June 11, 2010 (incorporated herein by reference to Exhibit 1.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on June 14, 2010).

4.5
Tax Benefits Preservation Plan, dated as of February 22, 2011, by and between United Community Banks, Inc. and Illinois Stock Transfer Company (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on February 24, 2011), as amended by Amendment to Tax Benefits Preservation Plan, dated as of March 29, 2011 (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on March 31, 2011) and as amended by Second Amendment to Tax Benefits Preservation Plan, dated as of June 17, 2011 (incorporated herein by reference to Exhibit 1.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on June 21, 2011).

4.6
Form of Summary of Rights for Tax Benefits Preservation Plan, dated as of February 22, 2011, by and between United Community Banks, Inc. and Illinois Stock Transfer Company (incorporated herein by reference to Exhibit 4.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on February 24, 2011).

4.7	Form of Warrant to Purchase Common Stock (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc’s Current Report on Form 8-K, filed with the SEC on February 24, 2011).

5	Opinion and Consent of Kilpatrick Townsend & Stockton LLP.*

10.1
United Community Banks, Inc.’s Profit Sharing Plan, dated as of March 9, 2001 (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-86876, filed with the SEC on April 24, 2002).

10.2
Amendment No. 1 to United Community Banks, Inc.’s Profit Sharing Plan, dated as of March 15, 2002 (incorporated herein by reference to Exhibit 4.4 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-86876, filed with the SEC on April 24, 2002).

10.3
United Community Banks, Inc.’s 2000 Key Employee Stock Option Plan (incorporated herein by reference to Exhibit 4.3 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-99849, filed with the SEC on September 19, 2002).

10.4
Amendment to United Community Banks, Inc.’s 2000 Key Employee Stock Option Plan, dated March 5, 2004 (incorporated herein by reference to United Community Banks, Inc.’s Registration Statement on Form S-4, filed with the SEC on September 9, 2004).

10.5
Split-Dollar Agreement between United and Jimmy C. Tallent dated June 1, 1994 (incorporated herein by reference to Exhibit 10.11 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 1994, File No. 0-21656).

10.6
Form of Amended and Restated Change of Control Severance Agreement by and between United Community Banks, Inc. and Jimmy C. Tallent, Guy W. Freeman, Rex S. Schuette and David Shearrow (incorporated herein by reference to Exhibit 10.8 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.7
Employment Agreement by and between United Community Banks, Inc. and Glenn S. White (incorporated herein by reference to Exhibit 10.9 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.8
United Community Banks, Inc.’s Amended and Restated Modified Retirement Plan, effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.10 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.9
United Community Banks, Inc.’s Amended and Restated Deferred Compensation Plan, effective as of January 1, 2005 (incorporated herein by reference to Exhibit 10.11 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.10
United Community Banks, Inc. Dividend Reinvestment and Share Purchase Plan (incorporated herein by reference to Exhibit 4 to United Community Banks, Inc.’s Registration Statement on Form S-3D, File No. 333-127477, filed with the SEC on August 12, 2005).

10.11
United Community Banks, Inc. Employee Stock Purchase Plan, effective as of December 20, 2005 (incorporated herein by reference to Exhibit 4 to United Community Banks, Inc.’s Registration Statement on Form S-8, File No. 333-130489, filed with the SEC on December 20, 2005).

10.12
Amendment Number 2 to United Community Banks, Inc. 2000 Key Employee Stock Option Plan, dated April 26, 2006 (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, File No. 0-21656, filed with the SEC on August 8, 2006).

10.13
United Community Banks, Inc.’s Amended and Restated 2000 Key Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on May 1, 2007).

10.14
Form of Senior Executive Officer Incentive Stock Option Agreement (incorporated herein by reference to Exhibit 10.3 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, File No. 0-21656, filed with the SEC on August 7, 2009).

10.15
Form of Senior Executive Officer Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, File No. 0-21656, filed with the SEC on August 7, 2009).

10.16
Form of Senior Executive Officer Restricted Stock Unit Award Agreement (incorporated herein by reference to Exhibit 10.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, File No. 0-21656, filed with the SEC on August 7, 2009).

10.17
United Community Banks, Inc.’s Management Incentive Plan (incorporated herein by reference to Exhibit 10.5 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on May 1, 2007).

10.18
Amendment No. 1 to United Community Banks, Inc.’s Amended and Restated 2000 Key Employee Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on April 13, 2007).

10.19
Subordinated Term Loan Agreement, dated as of August 29, 2008, among United Community Bank, as borrower, the lenders from time to time party thereto, and SunTrust Bank as administrative agent (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s current report on Form 8-K,  filed with the SEC on August 28, 2008).

10.20
Letter Agreement, dated December 5, 2008, between United Community Banks, Inc. and the United States Treasury, with respect to the issuance and sale of Series B Preferred Stock and the Warrant (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s current Report on Form 8-K, filed with the SEC on December 5, 2008).

10.21
Form of Senior Executive Officer Waiver, dated December 5, 2008, by Jimmy C. Tallent, Guy W. Freeman, Rex S. Schuette, David Shearrow and Glenn S. White (incorporated herein by reference to Exhibit 10.23 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 0-21656, filed with the SEC on February 27, 2009).

10.22
Asset Purchase Agreement, dated April 1, 2010 by and among United Community Bank and Fletcher  International, Inc. and certain affiliates thereof who may become parties thereto as purchasers (incorporated  herein by reference to Exhibit 1.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the  SEC on April 1, 2010).

10.23
Securities Purchase Agreement, dated April 1, 2010 between United Community Banks, Inc. and Fletcher  International, Ltd. (incorporated herein by reference to Exhibit 1.2 to United Community Banks, Inc.’s Current  Report on Form 8-K, filed with the SEC on April 1, 2010).

10.24
Amendment to Securities Purchase Agreement, dated June 11, 2010 between United Community Banks,  Inc. and Fletcher International, Ltd. (incorporated herein by reference to Exhibit 1.1 to United Community Banks,  Inc.’s Current Report on Form 8-K, filed with the SEC on June 14, 2010).

10.25
Share Exchange Agreement dated as of February 22, 2011, by and among United Community Banks, Inc.  and Elm Ridge Offshore Master Fund, Ltd and Elm Ridge Value Partners L.P. (incorporated herein by reference to Exhibit 10.25 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, File No. 001-35095, filed with the SEC on March 16, 2011).

10.26
Investment Agreement, dated as of March 16, 2011, between United Community Banks, Inc. and Corsair Georgia, L.P. (incorporated herein by reference to Exhibit 10.1 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on March 17, 2011).

10.27
Form of Subscription Agreement, dated as of March 16, 2011, between United Community Banks, Inc. and each Additional Investor (incorporated herein by reference to Exhibit 10.2 to United Community Banks, Inc.’s Current Report on Form 8-K, filed with the SEC on March 17, 2011).

10.28
Asset Purchase and Sale Agreement, dated as of April 18, 2011, among United Community Bank, CF Southeast, LLC and CF Southeast Trust 2011-1 (incorporated herein by reference to Exhibit 10.3 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2011, filed with the SEC on May 4, 2011).

12	Computation of Ratio of Earnings to Fixed Charges.**

21
Subsidiaries of United (incorporated herein by reference to Exhibit 21 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, File No. 001-35095, filed with the SEC on March 16, 2011).

23.1	Consent of Porter Keadle Moore, LLP.

23.2	Consent of Kilpatrick Townsend & Stockton LLP (included as part of Exhibit 5).

* Previously filed with the SEC on March 31, 2010 as Exhibit 5 to United Community Banks, Inc.'s registration statement on Form S-3, File No. 333-165831.
** Previously filed with the SEC on January 17, 2012 as Exhibit 12 to Post-Effective Amendment No. 1 to the Registration Statement.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No.  4 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Blairsville, state of Georgia, on February 10 , 2012.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No.  4 to the registration statement on Form S-1 has been signed by the following persons in the capacities indicated on February 10 , 2012.

Signature	Title

/s/ Jimmy C. Tallent	President, Chief Executive Officer and Director
Jimmy C. Tallent	(Principal Executive Officer)

/s/ Rex S. Schuette	Executive Vice President and Chief Financial Officer
Rex S. Schuette	(Principal Financial Officer)

/s/Alan H. Kumler	Senior Vice President, Controller and Chief Accounting Officer
Alan H. Kumler	(Principal Accounting Officer)

*	Chairman of the Board
Robert L. Head, Jr.

*	Vice Chairman of the Board
W.C. Nelson, Jr.

*	Director
Robert Blalock

*	Director
Cathy Cox

*	Director
Hoyt O. Holloway

*	Director
John D. Stephens

*	Director
Tim Wallis

By:	/s/ Jimmy C. Tallent
Jimmy C. Tallent Attorney-in-Fact (Pursuant to a Power of Attorney)

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Porter Keadle Moore, LLP.